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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM T-3/A
                                (Amendment No. 3)

                FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
                      UNDER THE TRUST INDENTURE ACT OF 1939

                         -------------------------------

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                               (Name of applicant)

                              100 Penn Square East
                             Philadelphia, PA 19107
                    (Address of principal executive offices)

           Securities to be Issued Under the Indenture to be Qualified

                Title of Class                               Amount
-------------------------------------------     --------------------------------
   Senior Collateralized Subordinated Notes         Up to a maximum aggregate
                                                principal amount of $100,000,000

                       ----------------------------------

Approximate date of proposed public offering: December 1, 2003


Name and address of agent for service:

                               Anthony J. Santilli
                 Chairman, President and Chief Executive Officer
                   American Business Financial Services, Inc.
                             The Wanamaker Building
                              100 Penn Square East
                             Philadelphia, PA 19107

                                 With a copy to:

                                 Jane K. Storero
                                 Blank Rome LLP
                                One Logan Square
                             Philadelphia, PA 19103

--------------------------------------------------------------------------------

The applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment that specifically states that it shall supersede this amendment to the Application for Qualification, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the applicant.


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                                   Form T-3/A
                                (Amendment No. 3)

         This Amendment to the Form T-3 is being filed to include a form of the letter to be sent to the holders of investment notes in the event of an extension of the Offer to Exchange.

         Contents of Application for Qualification. This application for qualification comprises:

         (a) Pages numbered 1 to 3 consecutively (including an attached Exhibit Index).

         (b) The statement of eligibility and qualification of the trustee under the indenture to be qualified.*

         (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

         Exhibit T3A-1 *           Current Amended and Restated Certificate of
                                   Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's
                                   Form 10-Q filed February 14, 2003).

         Exhibit T3A-2 *           Revised Amended and Restated Certificate of
                                   Incorporation of the Company (incorporated by reference to Appendix A to the Company's revised preliminary proxy materials filed with the SEC on December 5, 2003).

         Exhibit T3A-3 *           Certificate of Designation related to the
                                   Series A Preferred Stock to be effective upon stockholder approval at the December 31, 2003 annual meeting (incorporated by reference to Appendix B of the Company's revised preliminary proxy materials filed with the SEC on December 5, 2003).

         Exhibit T3B *             Bylaws of Company (incorporated by reference
                                   to Exhibit 3.2 to the Company's Form 10-Q filed February 14, 2003).

         Exhibit T3C *             Form of Indenture between the Company and
                                   U.S. Bank National Association as Trustee.

         Exhibit T3D               Not Applicable.

         Exhibit T3E-1 *           Offer to Exchange, dated December 1, 2003.

         Exhibit T3E-2 *           Letter of Transmittal, dated December 1,
                                   2003.

         Exhibit T3E-3 *           Cover Letters and Supplement One to the Offer
                                   to Exchange, dated December 1, 2003.

         Exhibit T3E-4 **          Form of Cover Letter.

         Exhibit T3E-5 *           Consent of BDO Seidman, LLP, dated December
                                   1, 2003.

         Exhibit T3E-6 *           Form of Senior Collateralized Note.

         Exhibit T3F *             Cross reference sheet showing the location in
                                   the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibit T3C).

         Exhibit T3G *             Statement of eligibility and qualification of
                                   the Trustee on Form T-1.

---------------
*        Previously filed.

**       Filed herewith.



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                                    SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, American Business Financial Services, Inc., a corporation organized and existing under the laws of Delaware, has duly caused this Amendment No. 3 to the Application for Qualification to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Philadelphia and Commonwealth of Pennsylvania, on the 29th day of December, 2003.



                                          AMERICAN BUSINESS FINANCIAL
                                          SERVICES, INC.



                                          By:   /s/ Albert W. Mandia
                                             -----------------------------------
                                          Name: Albert W. Mandia
                                          Title: Executive Vice President and
                                                 Chief Financial Officer


Attest: /s/ Stephen M. Giroux
        ------------------------
Name:  Stephen M. Giroux
Title: Executive Vice President,
       Secretary and General Counsel


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Exhibit Index:

         Exhibit T3A-1 *           Current Amended and Restated Certificate of
                                   Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's
                                   Form 10-Q filed February 14, 2003).

         Exhibit T3A-2 *           Revised Amended and Restated Certificate of
                                   Incorporation of the Company (incorporated by reference to Appendix A to the Company's revised preliminary proxy materials filed with the SEC on December 5, 2003).

         Exhibit T3A-3 *           Certificate of Designation related to the
                                   Series A Preferred Stock to be effective upon stockholder approval at the December 31, 2003 annual meeting (incorporated by reference to Appendix B of the Company's revised preliminary proxy materials filed with the SEC on December 5, 2003).

         Exhibit T3B *             Bylaws of Company (incorporated by reference
                                   to Exhibit 3.2 to the Company's Form 10-Q filed February 14, 2003).


         Exhibit T3C *             Form of Indenture between the Company and
                                   U.S. Bank National Association as Trustee.

         Exhibit T3D               Not Applicable.

         Exhibit T3E-1 *           Offer to Exchange, dated December 1, 2003.

         Exhibit T3E-2 *           Letter of Transmittal, dated December 1,
                                   2003.

         Exhibit T3E-3 *           Cover Letters and Supplement One to the Offer
                                   to Exchange dated December 1, 2003.

         Exhibit T3E-4 **          Form of Cover Letter.

         Exhibit T3E-5 *           Consent of BDO Seidman, LLP, dated December
                                   1, 2003.

         Exhibit T3E-6 *           Form of Senior Collateralized Note.

         Exhibit T3F *             Cross reference sheet showing the location in
                                   the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibit T3C).

         Exhibit T3G *             Statement of eligibility and qualification of
                                   the Trustee on Form T-1.

---------------------------
*        Previously filed.

**       Filed herewith.